Exhibit 4.14

PT GRAB TEKNOLOGI INDONESIA	PT GRAB TEKNOLOGI INDONESIA
PT ABHIMATA ANUGRAH ABADI	PT ABHIMATA ANUGRAH ABADI
PT CAKRA FINANSINDO INVESTAMA	PT CAKRA FINANSINDO INVESTAMA

SHAREHOLDERS’ AGREEMENT	PERJANJIAN PEMEGANG SAHAM
Relating to	mengenai
PT BUMI CAKRAWALA PERKASA	PT BUMI CAKRAWALA PERKASA

Number: GTI/PKS/2025-07/040	Nomor: GTI/PKS/2025-07/040

PT GRAB TEKNOLOGI INDONESIA	PT GRAB TEKNOLOGI INDONESIA
PT ABHIMATA ANUGRAH ABADI	PT ABHIMATA ANUGRAH ABADI
PT CAKRA FINANSINDO INVESTAMA	PT CAKRA FINANSINDO INVESTAMA

SHAREHOLDERS’ AGREEMENT	PERJANJIAN PEMEGANG SAHAM
Relating to	mengenai
PT BUMI CAKRAWALA PERKASA	PT BUMI CAKRAWALA PERKASA

NUMBER: GTI/PKS/2025-07/040	NOMOR: GTI/PKS/2025-07/040

This Shareholders’ Agreement relating to PT Bumi Cakrawala Perkasa (“Agreement”) is effective as of 24 March 2025, and entered into by and between:	Perjanjian Pemegang Saham Mengenai PT Bumi Cakrawala Perkasa (“Perjanjian”) ini berlaku efektif sejak tanggal 24 Maret 2025, dan ditandatangani oleh dan antara:

(1)PT Grab Teknologi Indonesia (“GTI”), a company duly organized and existing under the laws of the Republic of Indonesia, having its registered address at South Quarter, Tower C, Floor 7 and Mezzanine, Jl. R.A. Kartini Kav. 8, South Jakarta 12430;

(1)PT Grab Teknologi Indonesia (“GTI”), suatu perseroan terbatas yang didirikan dan diakui berdasarkan hukum Negara Republik Indonesia, berkantor terdaftar di South Quarter, Tower C, Lantai 7 dan Mezzanine, Jl. R.A. Kartini Kav. 8, Jakarta Selatan 12430;

(2)PT Abhimata Anugrah Abadi (“AAA”), a company duly organized and existing under the laws of the Republic of Indonesia, having its registered address at Menara Batavia 5th Floor, Jl. KH. Mas Mansyur Kav. 126, Karet Tengsin Sub-District, Tanah Abang District, Central Jakarta; and

(2)PT Abhimata Anugrah Abadi (“AAA”), suatu perusahaan yang didirikan dan berdiri berdasarkan hukum Negara Republik Indonesia, berkantor terdaftar di Menara Batavia Lantai 5, Jl. KH. Mas Mansyur Kav. 126, Kelurahan Karet Tengsin, Kecamatan Tanah Abang, Jakarta Pusat;

(3)PT Cakra Finansindo Investama (“CFI”), a company duly organized and existing under the laws of Republic of Indonesia, having its registered address at Axa Tower – Kuningan City, 32nd Floor, Jl. Prof DR Satrio Kav. 18, Setia Budi, Jakarta Selatan 12930, Indonesia.

(3)PT Cakra Finansindo Investama (“CFI”), suatu perusahaan yang didirikan dan diakui berdasarkan hukum Negara Republik Indonesia, berkantor terdaftar di Axa Tower – Kuningan City, Lantai 32, Jl. Prof DR Satrio Kav. 18, Setia Budi, Jakarta Selatan 12930, Indonesia.

Whereas:	Bahwa:

(A)PT Bumi Cakrawala Perkasa (the “Company”) is a limited liability company established under the laws of the Republic of Indonesia;	(1)PT Bumi Cakrawala Perkasa (“Perusahaan”) adalah perseroan terbatas yang didirikan berdasarkan hukum Negara Republik Indonesia;

(B)AAA, CFI, GP Network Asia Pte. Ltd. (“GPNA”) and PT Ide Teknologi Indonesia (“ITI”) had executed Shareholders’ Agreement dated 18 October 2021 (“Initial SHA”) which:	(2)AAA, CFI, GP Network Asia Pte. Ltd. (“GPNA”) dan PT Ide Teknologi Indonesia (“ITI”) telah menandatangani Perjanjian Pemegang Saham tertanggal 18 Oktober 2021 (“SHA Awal”) dimana:

(1)ITI had transferred all of its shares in the Company to GPNA as of 29 December 2021; and	(1)ITI telah mengalihkan seluruh sahamnya di Perseroan kepada GPNA per tanggal 29 Desember 2021; dan

(2)GPNA had transferred all of its shares in the Company to GTI as of 24 March 2025;	(2)GPNA telah mengalihkan seluruh sahamnya di Perseroan kepada GTI per tanggal 24 Maret 2025;

(C)GPNA had assigned all of its rights and obligations under the Initial SHA to GTI under the Initial SHA under the Assignment Agreement of Shareholders Agreement relating to PT Bumi Cakrawala Perkasa Number: GTI/PKS/2025-07/039 (“Assignment Agreement”);

(3)GPNA telah mengalihkan seluruh hak dan kewajibannya berdasarkan SHA Awal kepada GTI berdasarkan SHA Awal berdasarkan Perjanjian Pengalihan atas Perjanjian Pemegang Saham terkait dengan PT Bumi Cakrawala Perkasa Nomor: GTI/PKS/2025-07/039 (“Perjanjian Pengalihan”);

(D)Under the Assignment Agreement, the Parties agree to to replace the Initial SHA in its entirety with this Agreement which shall be effective as of the Effective Date;	(4)Berdasarkan Perjanjian Pengalihan, Para Pihak sepakat untuk mengganti SHA Awal secara keseluruhan dengan Perjanjian ini yang akan berlaku efektif sejak Tanggal Efektif;

(E)The Parties have agreed to regulate the affairs of the Company and the respective rights and obligations of the Shareholders on the terms and subject to the conditions of this Agreement.	(5)Para Pihak telah sepakat untuk mengatur urusan Perseroan dan hak serta kewajiban masing-masing Pemegang Saham berdasarkan syarat dan ketentuan Perjanjian ini.

It is agreed as follows:	Para Pihak menyetujui ketentuan sebagai berikut:

1.Definitions and Interpretation	1.Definisi dan Interpretasi

1.1Definitions	1.1Definisi

In this Agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings:	Dalam Perjanjian ini, kecuali konteksnya menentukan lain, kata-kata dan ungkapan di bawah ini memiliki arti sebagai berikut:

“Affiliate” means	“Afiliasi” berarti:

(a)with respect to any Person that is a legal entity, another entity that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such entity; and

(a)sehubungan dengan setiap Badan yang merupakan badan hukum, entitas lain yang, secara langsung atau tidak langsung melalui satu atau lebih perantara, Mengendalikan, Dikendalikan oleh atau berada di bawah Kendali bersama dengan entitas tersebut; dan

(b)with respect to any individual, any of his Associates;	(b)sehubungan dengan setiap individu, setiap Rekanannya;

“Annual Budget” has the meaning given in Clause 3.3;	"Anggaran Tahunan" adalah sebagaimana yang dimaksud pada Klausul 3.3;

“Articles” means the Articles of Association of the Company;	“Anggaran” berarti Anggaran Dasar Perusahaan;

“Associates” means, with respect to any individual:	“Rekanan” berarti, sehubungan dengan individu manapun:
(a)his or her (i) parent, (ii) spouse, (iii) child and (iv) siblings (collectively, “Relatives”); and	(a)(i) orang tua, (ii) pasangan, (iii) anak dan (iv) saudara kandungnya (secara bersama-sama disebut, “Kerabat”); dan
(b)any company, trust or other entity which such individual or any of his Relatives, individually or in the aggregate, has a majority beneficial interest in or otherwise Controls (and, for the purpose of this definition, a trust is Controlled by one or more persons if his or their wishes shall generally be adhered to by the relevant trustees);

(b)setiap perusahaan, perwalian, atau entitas lain yang individu atau salah satu kerabatnya, secara sendiri-sendiri atau bersama-sama, memiliki kepentingan keuntungan mayoritas atau dengan cara lain Mengendalikan (dan, untuk tujuan definisi ini, perwalian Dikendalikan oleh satu orang atau lebih jika keinginannya secara umum dipatuhi oleh para wali yang bersangkutan);

“BANI” means Indonesian National Board of Arbitration or Badan Arbitrase Nasional Indonesia;	“BANI” adalah Badan Arbitrase Nasional Indonesia;

“BANI Rules” has the meaning given in Clause 13.2;	“Peraturan BANI” adalah sebagaimana yang dimaksud pada Klausul 13.2;

“BOC” means the board of Commissioners of the Company;	“BOC” adalah Dewan Komisaris Perusahaan;

“BOD” means the board of Directors of the Company;	“BOD” adalah Direksi Perusahaan;

“Business” means the business of providing loyalty points programmes, financial services and payment services in Indonesia through an electronic platform and the financial technology business generally;
“Bisnis” berarti bisnis yang menyediakan program poin loyalitas, layanan keuangan, dan layanan pembayaran di Indonesia melalui platform elektronik dan bisnis teknologi keuangan secara umum;

“Business Day” means a day on which banks are open for business in New York, USA; Singapore, and Jakarta, Indonesia, but excluding Saturdays, Sundays and public holidays;	“Hari Kerja” adalah hari di mana bank buka untuk bisnis di New York, AS; Singapura, dan Jakarta, Indonesia, tetapi tidak termasuk hari Sabtu, Minggu dan hari libur nasional;

“Business Plan” has the meaning given in Clause 3.2;	"Rencana Bisnis" adalah sebagaimana yang dimaksud pada Klausul 3.2;

“Commissioners” means the commissioners of the Company;	“Komisaris” berarti para komisaris Perusahaan;

“Confidential Information” means:	“Informasi Rahasia” adalah:
(a)(whether or not designated as such) any of the following information that has been provided by or on behalf of one Party to the other Parties or their advisers:	(a)(baik ditandai atau tidak) salah satu dari informasi berikut yang telah diberikan oleh atau atas nama satu Pihak kepada Pihak lain atau penasihatnya:
(i)the following types of information and other information of a similar nature (whether or not reduced to writing or still in development): designs, concepts, drawings, ideas, inventions, specifications, techniques, discoveries, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, know-how, new product or new technology information, marketing techniques and materials, marketing plans, timetables, strategies and development plans, proprietary rights (including prospective trade names or trademarks or service marks), information related to customers, pricing policies, and financial information;

(i)jenis informasi berikut dan informasi lain yang serupa (baik berupa tulisan maupun masih dalam pengembangan):  desain, konsep, gambar, ide, invensi, spesifikasi, teknik, penemuan, model, data, kode sumber, kode objek, dokumentasi, diagram, diagram alir, penelitian, pengembangan, proses, prosedur, know-how, produk baru atau informasi teknologi baru, teknik dan materi pemasaran, rencana pemasaran, jadwal, strategi dan rencana pengembangan, hak kepemilikan (termasuk nama dagang prospektif atau merek dagang atau merek layanan), informasi yang berkaitan dengan pelanggan, kebijakan harga, dan informasi keuangan;

(ii)any information relating to the Business and the Group; or	(ii)setiap informasi yang berkaitan dengan Bisnis dan Grup; atau
(iii)any information relating to any Party, its direct and indirect shareholders or investors and any of their respective Affiliates; and	(iii)setiap informasi yang berkaitan dengan Pihak mana pun, pemegang saham atau investor langsung dan tidak langsungnya beserta setiap Afiliasinya masing-masing; dan
(b)includes the negotiations leading to this Agreement, the existence and provisions of this Agreement and the transactions contemplated by this Agreement;	(b)termasuk negosiasi yang mengarah ke Perjanjian ini, keberadaan dan ketentuan Perjanjian ini serta transaksi yang dimaksud oleh Perjanjian ini;

 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities, by contract or otherwise, and “Controlled by”, “Controlling” and “under common Control with” shall be construed accordingly;

“Kendali” berarti kepemilikan, secara langsung atau tidak langsung, kekuasaan untuk mengarahkan atau menggerakkan arah manajemen atau kebijakan Seseorang, baik melalui kepemilikan surat berharga, berdasarkan kontrak atau sebaliknya, dan “Dikendalikan oleh”, “Mengendalikan” dan “di bawah Kendali yang sama dengan” akan ditafsirkan sebagaimana mestinya;

“Directors” means the directors of the Company;	“Direktur” berarti direktur-direktur Perusahaan;

“Distribution” means any dividend or other distribution, whether (a) in cash or in kind, (b) interim or final and (c) in the nature of income or capital, including by way of a share repurchase, redemption or capital reduction;

“Pembagian” berarti setiap dividen atau pembagian lainnya, baik (a) tunai maupun barang, (b) interim atau final dan (c) dalam sifat pendapatan atau modal, termasuk melalui pembelian kembali saham, penebusan atau pengurangan modal;

“Effective Date” means 24 March 2025;	“Tanggal Efektif” berarti 8 Oktober 2021;

“Encumbrances” means:	“Pembebanan” adalah:
(a)any charge, claim, hypothecation, lien, mortgage, power of sale, retention of title or security interest of any kind over and in respect of such asset; and	(a)setiap biaya, klaim, hipotek, hak gadai, agunan, kuasa penjualan, retensi kepemilikan atau hak jaminan dalam bentuk apa pun atas dan sehubungan dengan aset tersebut; dan
(b)any right of pre-emption, first offer, first refusal, tag-along or drag-along of any kind to which any such asset is subject or any right or option for the sale or purchase of any such asset;
(b)setiap hak membeli kembali, penawaran pertama, penolakan pertama, hak ikut jual sukarela atau hak ikut jual wajib dalam bentuk apapun dimana aset tersebut tunduk atau merupakan hak atau opsi apapun atas penjualan atau pembelian aset tersebut;

“Financial Year” means the period commencing 1 January to 31 December of the same calendar year (both dates inclusive);	“Tahun Buku” berarti periode yang dimulai dari 1 Januari sampai dengan 31 Desember pada tahun kalender yang sama (termasuk kedua tanggal);

“Governmental Authority” means any supranational, national, federal, state, municipal or local court, administrative body or other governmental or quasi-governmental entity or authority or any securities exchange wherever located;

“Otoritas Pemerintah” berarti pengadilan supranasional, nasional, federal, negara bagian, kotamadya atau lokal, badan administratif atau entitas atau otoritas pemerintah maupun kuasi-pemerintah lainnya atau bursa efek di mana pun berada;

“Group” means the Company and its subsidiaries from time to time, and “Group Company” means any of them;	“Grup” berarti Perusahaan dan anak perusahaannya dari waktu ke waktu, dan “Perusahaan Grup” berarti salah satu dari keduanya;

“IDR” means Indonesian Rupiah, the lawful currency of the Republic of Indonesia;	“Rp” berarti Rupiah Indonesia, mata uang yang sah dari Negara Republik Indonesia;

“Insolvency Event” occurs in relation to any Person when:	“Peristiwa Kepailitan” terjadi kepada Badan mana pun ketika:
(a)it is unable to pay its debts as they fall due or all its liabilities exceed all its assets; or	(a)tidak dapat membayar utang pada saat jatuh tempo atau semua kewajiban melebihi semua aset yang dimiliki; atau
(b)(i) an order is granted;	(b)(i) perintah diberikan;
(ii) a petition or application is presented or filed with any court of competent jurisdiction; or	(ii)petisi atau permohonan disampaikan atau diajukan ke pengadilan dengan yurisdiksi yang kompeten; atau
(iii) a resolution is passed,	(iii)keputusan disahkan,
for (x) it to be Wound-up, (y) any arrangement with its creditors or any group of them under which such creditors are to receive less than the full amounts due to them, or (z) a liquidator, receiver, administrative receiver, administrator, judicial manager, compulsory manager, trustee, supervisor or other similar or analogous officer or official to be appointed over it or any of its assets, business or undertaking, supaya (x) Pihak tersebut di atas Dilikuidasi, (y) setiap perjanjian dengan krediturnya atau kelompok mereka di mana kreditur tersebut akan menerima kurang dari jumlah penuh yang harus mereka terima, atau (z) likuidator, kurator, administrasi kurator, administrator, manajer yudisial, manajer wajib, wali amanat, supervisor atau pejabat serupa dan yang dianalogikan sama atau pegawai yang ditunjuk atas hal tersebut atau salah satu aset, bisnis atau usahanya,

and “Insolvent” shall be construed accordingly;	dan “Pailit” harus ditafsirkan sebagaimana mestinya;

“Law” means any statute, act, code, law (including common law and equity), regulation, rule, ordinance, order, decree, ruling, determination, judgment or decision of any Governmental Authority;
"Hukum" berarti setiap undang-undang, akta, kode, hukum (termasuk hukum umum dan kesetaraan), peraturan, aturan, ordonansi, perintah, dekrit, keputusan, penetapan, putusan atau keputusan dari Otoritas Pemerintah mana pun;

“Law 24” means Law No. 24 of 2009 regarding National Flag, Language, Coat of Arms, and Anthem of Indonesia (Undang-Undang Republik Indonesia Nomor 24 Tahun 2009 tentang Bendera, Bahasa dan Lambang Negara, Serta Lagu Kebangsaan);

“UU 24” adalah Undang-Undang Nomor 24 Tahun 2009 tentang Bendera, Bahasa, Lambang Negara, dan Lagu Kebangsaan Indonesia (Undang-Undang Republik Indonesia Nomor 24 Tahun 2009 tentang Bendera, Bahasa dan Lambang Negara, Serta Lagu Kebangsaan);

“Losses” means damages, losses, liabilities, costs, charges and expenses (including the reasonable fees and expenses of legal advisers, experts and other consultants) and interest, fines and penalties;

“Kerugian” berarti kerusakan, kerugian, kewajiban, biaya, beban dan pengeluaran (termasuk biaya dan pengeluaran yang wajar dari penasihat hukum, ahli dan konsultan lainnya) serta bunga, denda dan penalti;

“Notice” has the meaning given in Clause 12.2;	"Pemberitahuan" adalah sebagaimana yang dimaksud pada Klausul 12.2;

“Shares” means any shares in the capital of the Company in accordance with the relavant class of such shares;	“Saham” adalah setiap dalam modal Perusahaan yang sesuai dengan kelas saham tersebut;

“Party” means each party to this Agreement;	“Pihak” berarti masing-masing pihak dalam Perjanjian ini;

“Person” means any individual, company, corporation, general partnership, limited partnership, trust or other entity, organisation or unincorporated association, wherever constituted or located and whether or not having separate legal personality, including any Governmental Authority;

“Badan” berarti setiap individu, perusahaan, korporasi, persekutuan umum, persekutuan komanditer, perwalian atau entitas lain, organisasi atau asosiasi tidak berbadan hukum, di mana pun dibentuk atau berlokasi baik bersifat hukum yang terpisah atau tidak, termasuk Otoritas Pemerintah mana pun;

“President Director” means the president director of the Company;	“Direktur Utama” berarti direktur utama Perusahaan;

“Proceeding” means any action, claim, demand, appeal, litigation, arbitration or dispute resolution proceeding, or any disciplinary or enforcement proceeding, in any jurisdiction;	“Proses Hukum” berarti setiap tindakan, klaim, tuntutan, banding, litigasi, arbitrase atau proses penyelesaian sengketa, atau proses disipliner atau penegakan hukum, di yurisdiksi mana pun;

“PSAK” means the generally accepted accounting principles and standards in Indonesia (Pernyataan Standar Akuntansi Keuangan) as promulgated by the Financial Accounting Standards Board (Dewan Standar Akuntansi Keuangan) of the Association of Accountants of Indonesia (Ikatan Akuntan Indonesia) and in force from time to time;

“PSAK” berarti prinsip dan standar akuntansi yang berlaku umum di Indonesia (Pernyataan Standar Akuntansi Keuangan) sebagaimana ditetapkan oleh Dewan Standar Akuntansi Keuangan (Ikatan Akuntan Indonesia) dan berlaku dari waktu ke waktu.

“Representative” means, in relation to any Person, the commissioner, director, officer, employee and advisor of such Person and its Affiliates;	“Perwakilan” berarti, dalam kaitannya dengan setiap Orang, komisaris, direktur, pejabat, karyawan dan penasihat dari Orang tersebut beserta Afiliasinya;

“Shareholder” means, as at any date of determination, any Person who is registered as a holder of Shares in the register of shareholders of the Company;	“Pemegang Saham” berarti setiap Orang yang terdaftar sebagai pemegang Saham dalam daftar pemegang saham Perusahaan pada setiap tanggal penetapan;

“Shareholders’ Meeting” means any meeting of the Shareholders voting as one and the same class (and any adjournment thereof);	“Rapat Pemegang Saham” berarti setiap rapat Pemegang Saham yang memberikan suara sebagai satu kelas yang sama (dan penundaannya);

“Shares” means any shares in the capital of the Company in accordance with the relevant class of such shares;	"Saham" berarti saham dari kelas apa pun dalam modal Perusahaan, termasuk Saham;

“Surviving Provisions” means Clauses 1, 8 and 10 to 14;	“Ketentuan yang Bertahan” berarti Klausul 1, 8 dan 10 sampai 14;

“Taxation” or “Tax” means all forms of taxation whether direct or indirect, deemed or actual, and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, value added or otherwise (whether imposed by way of a withholding or deduction for or on account of tax or otherwise), and all penalties, charges, costs and interest relating thereto;

“Perpajakan” atau “Pajak” berarti semua bentuk perpajakan baik langsung maupun tidak langsung, yang dianggap atau aktual, dan baik yang dipungut dengan mengacu pada pendapatan, laba, keuntungan, kekayaan bersih, nilai aset, perputaran, nilai tambah atau lainnya (baik yang dikenakan dengan cara pemotongan atau pengurangan untuk atau karena pajak atau lainnya), dan semua denda, beban, biaya dan bunga yang terkait dengannya;

“Transfer” means, in relation to any securities issued by any Group Company, directly or indirectly, to:	“Transfer” berarti, sehubungan dengan surat berharga yang diterbitkan oleh Perusahaan Grup, secara langsung atau tidak langsung, untuk:

(a)sell, assign, dispose of, transfer, give or lend any such securities;	(a)menjual, mengalihkan, melepaskan, mentransfer, memberikan atau meminjamkan sekuritas tersebut;

(b)grant, issue or sell, or accept, assume or purchase, any option, right or warrant to purchase or (as the case may be) sell any such securities (including any right of first offer, right of first refusal or other pre-emptive right);

(b)memberikan, menerbitkan atau menjual, atau menerima, mengasumsikan atau membeli, opsi, hak, atau jaminan apa pun untuk membeli atau (sebagaimana keadaannya) menjual sekuritas tersebut (termasuk hak penawaran pertama, hak penolakan pertama atau hak lainnya hak memesan efek terlebih dahulu);

(c)enter into any transaction relating to any such securities having a similar effect as any of the foregoing (including any derivative transaction, whether settled by delivery of any securities, payment of cash or otherwise); or

(c)mengadakan transaksi apa pun yang berkaitan dengan sekuritas tersebut yang memiliki efek yang serupa dengan salah satu dari yang disebutkan di atas (termasuk transaksi derivatif, baik diselesaikan dengan penyerahan sekuritas, pembayaran tunai, maupun lainnya); atau

(d)offer or agree to enter into any of the foregoing,	(d)menawarkan atau setuju untuk melakukan salah satu hal yang disebutkan di atas,

and “Transferred” and “Transferring” shall be construed accordingly;	serta "Mentransfer" dan "Ditransfer" harus ditafsirkan sebagaimana mestinya;

“Winding-up” means, in relation to any Person, the bankruptcy, winding-up, liquidation, dissolution or striking-off of that Person or such other analogous process under applicable Laws as will result in that Person ceasing to exist (other than pursuant to a merger, amalgamation or similar process), and “Wind-up” and “Wound-up” shall be construed accordingly.

“Pembubaran” berarti, sehubungan dengan setiap Orang, kepailitan, pembubaran, likuidasi, pemutasan atau pemogokan dari Orang tersebut atau proses serupa lainnya berdasarkan Hukum yang berlaku yang akan mengakibatkan Orang tersebut tidak ada lagi (selain berdasarkan merger, peleburan atau proses serupa), dan “Membubarkan” dan “Dibubarkan” akan ditafsirkan sebagaimana mestinya.

1.2This Agreement	1.2Perjanjian ini

1.2.1References to “this Agreement” and any other agreement or document referred to in this Agreement:	1.1.1Referensi “Perjanjian ini” dan setiap perjanjian atau dokumen lain yang dirujuk dalam Perjanjian ini:

(i)are to this Agreement and such other agreement or document as from time to time amended; and	(i)adalah Perjanjian ini dan perjanjian maupun dokumen lain yang dari waktu ke waktu diubah; dan

(ii)include all Recitals, Schedules and Appendices to this Agreement and to such other agreement or document, which shall form an integral part of this Agreement or such other agreement or document, as the case may be.

(ii)termasuk semua Pendahuluan, Lampiran dan Sisipan Perjanjian ini dan untuk perjanjian atau dokumen lain tersebut, yang akan menjadi bagian integral dari Perjanjian ini atau perjanjian maupun dokumen lain tersebut, bilamana hal tersebut ada.

1.2.2Headings are for convenience only and shall not affect the interpretation of this Agreement.	1.1.2Judul semata-mata untuk kemudahan saja dan tidak akan mempengaruhi interpretasi dari Perjanjian ini.

1.2.3Unless the context otherwise requires or permits:	1.1.3Kecuali jika konteksnya mengharuskan atau mengizinkan sebaliknya:

(i)references to the singular number shall include references to the plural number and vice versa;	(i)referensi untuk bilangan tunggal harus mencakup referensi untuk bilangan jamak dan sebaliknya;

(ii)references to natural persons shall include bodies corporate and vice versa;	(ii)referensi untuk orang perseorangan mencakup badan hukum dan sebaliknya;

(iii)words denoting any gender shall include all genders; and	(iii)kata-kata yang menunjukkan jenis kelamin apa pun harus mencakup semua jenis kelamin; dan

(iv)references to any Party or Person shall include its successor entity.	(iv)referensi untuk Pihak atau Badan mana pun harus mencakup entitas penggantinya.

1.3Statutes	1.3Statuta

References to a statute or statutory provision:	Referensi untuk undang-undang atau ketentuan undang-undang:

1.3.1include any subsidiary legislation made from time to time under that statute or provision; and	1.1.1termasuk undang-undang tambahan yang dibuat dari waktu ke waktu berdasarkan undang-undang atau ketentuan tersebut; dan

1.3.2refer to that statute or provision as from time to time modified, re-enacted or consolidated.	1.1.2merujuk pada undang-undang atau ketentuan tersebut dari waktu ke waktu diubah, diberlakukan kembali atau dikonsolidasikan.

1.4Reasonable Efforts	1.4Upaya yang Wajar

References in this Agreement to a Party using its “reasonable efforts” or similar obligations shall be construed to require a Party to act in accordance with the standards of a reasonable and prudent Person in its position acting properly in that Person’s interests and doing what is commercially practicable and incurring such expenditure as is commercially reasonable in such circumstances and, for the avoidance of doubt, shall not be construed to require a Party to do or cause to be done anything outside of its control or legal power.

Rujukan dalam Perjanjian ini kepada suatu Pihak dengan menggunakan "upaya yang wajar" atau kewajiban serupa harus ditafsirkan untuk meminta suatu Pihak untuk bertindak sesuai dengan standar Orang yang layak dan bijak dalam posisinya bertindak dengan benar untuk kepentingan Orang tersebut dan melakukan hal praktis secara komersial dan menimbulkan pengeluaran yang wajar secara komersial dalam keadaan tersebut dan, demi menghindari keraguan, tidak akan ditafsirkan untuk meminta suatu Pihak melakukan atau memerintahkan sesuatu di luar kendali atau kekuatan hukumnya.

1.5Others	1.5Lain-lain

1.5.1Shares “outstanding” in respect of a company means all the shares of such company in issue, but excluding any shares of such company held in treasury.
1.1.1Saham “beredar” sehubungan dengan suatu perusahaan berarti semua saham dari perusahaan tersebut yang diterbitkan, tetapi tidak termasuk saham perusahaan tersebut yang disimpan dalam perbendaharaan.

1.5.2Any reference to books, records or other information means books, records or other information in any form, including paper, electronically stored data, magnetic media, film and microfilm.
1.1.2Setiap referensi untuk buku, catatan atau sarana informasi lain semisal buku, catatan atau informasi lain dalam bentuk apapun, termasuk kertas, data yang disimpan secara elektronik, media magnetik, film dan mikrofilm.

1.5.3The word “including” shall be deemed to be followed by “without limitation” or “but not limited to”, whether or not they are followed by such phrases or words of like import.	1.1.3Kata “termasuk” akan dianggap diikuti oleh “tanpa batasan” atau “namun tidak terbatas pada”, baik diikuti dengan frasa atau kata-kata yang serupa atau tidak.

1.5.4The word “otherwise” shall not be construed as limited by the words with which it is associated.	1.1.4Kata "sebaliknya" tidak akan ditafsirkan terbatas pada kata-kata yang terkait dengannya.

1.5.5References to time of day are to the time in Jakarta, Indonesia, unless otherwise stated.	1.1.5Referensi waktu dalam sehari adalah waktu di Jakarta, Indonesia, kecuali dinyatakan lain.

1.6No. Contra Preferens	1.6Tidak Ada Kontra Preferensi

No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated Parties advised by counsel.

Tidak ada ketentuan penafsiran terhadap pihak yang Menyusun ketentuan perundang-undangan yang akan diterapkan sehubungan dengan interpretasi atau pelaksanaan Perjanjian ini, karena Perjanjian ini adalah produk negosiasi antar Para Pihak yang berpengalaman dan diberikan pertimbangan oleh penasihat hukum.

2.Effective Date and Key Principles	2.Tanggal Berlaku dan Prinsip Utama

2.1When Provisions of this Agreement come into Effect	1.1Ketika Ketentuan Perjanjian ini mulai berlaku

All provisions of this Agreement shall come into effect on the Effective Date.	Semua ketentuan dalam Perjanjian ini akan mulai berlaku pada Tanggal Efektif.

2.2Shareholding Percentage	1.2Persentase Kepemilikan Saham

On the Effective Date, the shareholding structure of the Shareholders is as set out in Schedule 1.	Pada Tanggal Berlaku, susunan pemegang saham Pemegang Saham adalah sebagaimana tercantum dalam Lampiran 1.

3.Key Management, Business Plan, Annual Budget and Funding	3.Manajemen Kunci, Rencana Bisnis, Anggaran Tahunan dan Pendanaan

3.1To facilitate the application of GTI’s expertise and resources in directing the substantive business activities of financial services technology companies, the Parties hereby agree that GTI, in their capacity as a shareholder of the Company, and/or any director or commissioner nominated by GTI, shall have the right to:

1.1Untuk memungkinkan penerapan keahlian dan pemanfaatan sumber daya Grab dalam memberikan pertimbangan bagi kegiatan bisnis substantif dari suatu perusahaan teknologi jasa keuangan, Para Pihak dengan ini setuju bahwa Grab, dalam kewenangannya sebagai pemegang saham Perusahaan, dan/atau direktur atau komisaris, yang ditunjuk oleh Grab, memiliki hak untuk:

3.1.1to propose and approve the remuneration, the removal and/or the appointment of the Chief Executive Officer and the Chief Financial Officer, including to nominate and appoint them as member of the board of directors of the Company (including, as the president director);

1.1.1mengusulkan dan menyetujui remunerasi, pemberhentian dan/atau pengangkatan Direktur Eksekutif dan Kepala Pejabat Keuangan, termasuk mencalonkan dan mengangkat mereka sebagai anggota direksi Perusahaan (termasuk, sebagai presiden direktur);

3.1.2to propose and approve the adoption of (including revision of) the Business Plan and the Annual Budget;	1.1.2mengusulkan dan menyetujui penerapan (termasuk revisi) Rencana Bisnis dan Anggaran Tahunan;

3.1.3to propose and approve future funding to the Company, either through debt financing or issuance of new shares or other funding structure.	1.1.3mengusulkan dan menyetujui pendanaan Perusahaan di masa mendatang, baik melalui pembiayaan utang atau penerbitan saham baru atau struktur pendanaan lainnya.

3.2Business Plan	1.2Rencana Bisnis

3.2.1The Business shall, in all material respects, be conducted in accordance with the business plan for the Group as approved by the shareholders, conducted in accordance with the provisions of shareholders meeting in Schedule 2 (the “Business Plan”).

1.1.1Bisnis, dalam semua hal yang material, akan dilaksanakan sesuai dengan rencana bisnis Grup sebagaimana disetujui oleh para pemegang saham, dilakukan sesuai dengan ketentuan rapat pemegang saham dalam Lampiran 2 (“Rencana Bisnis”).

3.2.2It is agreed as follows:	1.1.2Para Pihak menyepakati hal-hal berikut:

(i)the BOC shall instruct the BoD to prepare and deliver to the BOC a draft Business Plan at least 3 months before the start of each financial year period, which shall attach such reasonable supporting documents as may have been used in preparing the draft Business Plan or as may be reasonably necessary to evaluate the draft Business Plan;

(i)Dewan Komisaris akan menginstruksikan Direksi untuk menyiapkan dan menyampaikan rancangan Rencana Bisnis kepada Dewan Komisaris paling lambat 3 bulan sebelum dimulainya setiap periode tahun buku, yang harus melampirkan dokumen pendukung yang layak yang mungkin telah digunakan dalam mempersiapkan rancangan Rencana Bisnis atau sebagaimana diperlukan secara wajar untuk mengevaluasi rancangan Rencana Bisnis;

(ii)each Commissioner may, upon receipt of the draft Business Plan, provide his comments on the draft Business Plan to the BOC and the BoD;	(ii)setiap Komisaris, setelah menerima rancangan Rencana Bisnis, dapat memberikan komentarnya tentang rancangan Rencana Bisnis kepada Dewan Komisaris dan Direksi;

(iii)the BOC shall, upon receipt of comments on the draft Business Plan from any Commissioner or Director, instruct the BoD to discuss such comments with the BOC with a view to incorporating such comments as the BoD considers reasonable and to submit to the BOC a revised draft Business Plan, if any; and

(iii)Dewan Komisaris, setelah menerima tanggapan atas rancangan Rencana Bisnis dari setiap Komisaris atau Direktur, menginstruksikan Direksi untuk mendiskusikan komentar tersebut dengan Dewan Komisaris dengan maksud untuk memasukkan komentar-komentar yang dianggap layak oleh Direksi dan untuk disampaikan kepada Dewan Komisaris rancangan Rencana Bisnis yang direvisi, jika ada; dan

(iv)the BoD shall convene a shareholders meeting, conducted in accordance with the provisions of shareholders meeting in Schedule 2, to approve the draft Business Plan or the revised draft Business Plan (as the case may be).

(iv)Direksi akan menyelenggarakan rapat pemegang saham, yang diselenggarakan sesuai dengan ketentuan rapat pemegang saham dalam Lampiran 2, untuk menyetujui rancangan Rencana Bisnis atau rancangan Rencana Bisnis yang telah direvisi (bilamana hal tersebut ada).

3.3Annual Budget	1.3Anggaran Tahunan

3.3.1The Business shall, in all material respects, be conducted in accordance with the annual budget of the Group for each Financial Year as approved by the shareholders, conducted in accordance with provisions of shareholders meeting in the Schedule 2 (“Annual Budget”), which Annual Budget shall, in all material respects, be consistent with the then approved Business Plan.

1.1.1Bisnis, berkenaan semua hal yang bersifat material, akan dilakukan sesuai dengan anggaran tahunan Grup untuk setiap Tahun Buku sebagaimana disetujui oleh para pemegang saham, dilakukan sesuai dengan ketentuan rapat pemegang saham dalam Lampiran 2 (“Anggaran Tahunan”), yang mana Anggaran Tahunan harus, dalam semua hal yang bersifat material, konsisten dengan Rencana Bisnis yang disetujui pada saat itu.

3.3.2It is agreed as follows:	1.1.2Para Pihak menyetujui hal-hal berikut:

(i)the BOD shall prepare a draft Annual Budget at least 3 months before the start of each new Financial Year, which shall:	(i)Direksi harus menyiapkan rancangan Anggaran Tahunan selambat-lambatnya 3 bulan sebelum dimulainya setiap Tahun Buku baru, yang harus:

(a)be prepared to substantially the same level of detail as the Annual Budget for the preceding year; and	(a)disiapkan hingga tingkat perincian yang secara substansial sama dengan Anggaran Tahunan untuk tahun sebelumnya; dan

(b)attach such reasonable supporting documents as may have been used in preparing the draft Annual Budget or as may be reasonably necessary to evaluate the draft Annual Budget;	(b)melampirkan dokumen pendukung yang layak yang mungkin telah digunakan dalam penyusunan rancangan Anggaran Tahunan atau yang dianggap perlu untuk mengevaluasi rancangan Anggaran Tahunan;

(ii)each Director may, upon receipt of the draft Annual Budget, provide his comments on the draft Annual Budget to the other BOD and the BoC;	(ii)setiap Direktur dapat, setelah menerima rancangan Anggaran Tahunan, memberikan tanggapannya atas rancangan Anggaran Tahunan kepada Direksi lain dan Dewan Komisaris;

(iii)the BOD shall, upon receipt of comments on the draft Annual Budget from any Commissioner or Director, discuss such comments with the BOC with a view to incorporating such comments as the BoD considers reasonable; and

(iii)Direksi harus, setelah menerima tanggapan atas rancangan Anggaran Tahunan dari setiap Komisaris atau Direktur, membahas tanggapan tersebut dengan Dewan Komisaris dengan maksud untuk memasukkan komentar-komentar yang dianggap wajar oleh Direksi; dan

(iv)the BOD shall convene a shareholders’ meeting, conducted in accordance with the provisions of shareholders meeting in Schedule 2, to approve the draft Annual Budget or the revised draft Annual Budget (as the case may be).

(iv)Direksi akan menyelenggarakan rapat pemegang saham, yang diselenggarakan sesuai dengan ketentuan rapat pemegang saham dalam Lampiran 2, untuk menyetujui rancangan Anggaran Tahunan atau rancangan Anggaran Tahunan yang direvisi (bilamana hal tersebut terjadi).

4.Capital and Further Finance	4.Modal dan Pembiayaan Lebih Lanjut

4.1No Obligation to Provide Further Capital	1.1Tidak Ada Kewajiban Menyediakan Modal Lebih Lanjut

No Shareholder shall be obliged to contribute any capital to any Group Company or to provide any security or guarantee in respect of the liabilities of any Group Company, whether in the form of equity or debt.

Tidak satupun dari Pemegang Saham yang berkewajiban untuk memberikan kontribusi modal apapun kepada Grup Perusahaan atau untuk memberikan jaminan atau jaminan sehubungan dengan kewajiban Grup Perusahaan, baik dalam bentuk ekuitas atau utang.

4.2Funding Hierarchy	1.2Hirarki Pendanaan

Without prejudice to Clause 4.3, if the BOD determines that the Company is required to raise further funding in order to meet its business and operational requirements, it shall seek to raise such funding in the following order:

Tanpa mengurangi Klausul 4.3, jika Direksi menentukan bahwa Perusahaan diperlukan untuk memperoleh pendanaan lebih lanjut untuk memenuhi kebutuhan bisnis dan operasionalnya, maka Direksi akan berusaha untuk mendapatkan pendanaan tersebut dengan urutan sebagai berikut:

4.2.1first, the internal cash flows of the Company;	1.1.1pertama, arus kas internal Perusahaan;

4.2.2second, external debt financing on a non-recourse basis to the Shareholders or their respective Affiliates; and	1.1.2kedua, pembiayaan utang luar negeri secara non-recourse kepada Pemegang Saham atau Afiliasinya masing-masing; dan

4.2.3third, issuance of new Shares to the Shareholders in proportion to their respective shareholding percentages as at the relevant record date for such issuance.	1.1.3ketiga, pengeluaran Saham baru kepada Pemegang Saham secara proporsional dengan persentase kepemilikan masing-masing pada tanggal pencatatan terkait untuk pengeluaran tersebut.

4.3Capital Increase	1.3Peningkatan Modal

4.3.1This Clause 4.3 applies if the BOD having determined that the Company is required to raise further funding in order to meet its business and operational requirements and having taken into account the funding hierarchy in Clause 4.2 and all other considerations, including alternative funding options available to the Group, determines that it is in the best interests of the Company to raise such funding from the Shareholders.

1.1.1Klausul 4.3 ini berlaku jika Direksi yang telah menetapkan bahwa Perusahaan diperlukan untuk meningkatkan pendanaan lebih lanjut untuk memenuhi kebutuhan bisnis dan operasionalnya dan dengan mempertimbangkan hierarki pendanaan dalam Klausul 4.2 dan semua pertimbangan lainnya, termasuk opsi pendanaan alternatif yang tersedia untuk Grup, menentukan bahwa hal tersebut merupakan jalan keluar terbaik Perusahaan untuk mengumpulkan dana tersebut dari Pemegang Saham.

4.3.2The BOD shall, if it so proposes to raise funding from the Shareholders in the form of issuance of new Shares, propose to the shareholders such issuance by stating:	1.1.2Direksi, apabila mengusulkan untuk memperoleh dana dari Pemegang Saham dalam bentuk pengeluaran Saham baru, mengusulkan penerbitan saham tersebut kepada pemegang saham dengan menyatakan:

(i)that the Company is required to raise further funding, the reasons therefor, when such additional amount is required, the implications to the Business or the Group (or part thereof) if such additional amount is not or is not timely paid to the Company and that the BOD has made the relevant determinations required under this Clause 4;

(i)bahwa Perusahaan diharuskan untuk memperoleh pendanaan lebih lanjut, alasannya, ketika jumlah tambahan tersebut diperlukan, dampaknya terhadap Bisnis atau Grup (atau bagiannya) jika jumlah tambahan tersebut tidak atau tidak dibayarkan tepat waktu kepada Perusahaan dan bahwa Direksi telah membuat keputusan terkait yang disyaratkan dalam Klausul 4 ini;

(ii)the number of new Shares to be issued and the issue price per new Share; and	(ii)jumlah Saham baru yang akan diterbitkan dan harga emisi per Saham baru; dan

(iii)when such amount is to be paid to the Company.	(iii)ketika jumlah tersebut harus dibayarkan kepada Perusahaan.

4.3.3Any Share issued pursuant to this Clause 4.3 shall be:	1.1.3Setiap Saham yang diterbitkan menurut Klausul 4.3 harus:

(i)duly authorised, validly issued, fully paid-up and shall rank pari passu in all respects with all other Shares in the relevant class of Shares as at the date of issuance; and	(i)diberi kuasa, dikeluarkan dengan sah, disetor penuh dan memiliki peringkat pari passu berkenaan dengan semua Saham lainnya dalam kelas Saham terkait pada tanggal penerbitan; dan

(ii)free from any Encumbrances and issued with all rights attaching to such Shares as at the date of issuance of such Shares.	(ii)bebas dari Pembebanan dan diterbitkan dengan segala hak yang melekat pada Saham tersebut pada tanggal pengeluaran Saham tersebut.

4.3.4For the purposes of this Clause 4.3, references to an issue of new Shares and the issue price for such new Shares shall be construed to include transfers of treasury Shares and the transfer price for such treasury Shares (as the case may be).

1.1.4Untuk tujuan Klausul 4.3 ini, referensi untuk penerbitan Saham baru dan harga penerbitan Saham baru tersebut harus ditafsirkan termasuk pengalihan Saham perbendaharaan dan harga pengalihan untuk Saham perbendaharaan tersebut (bilamana hal tersebut terjadi).

4.4Shareholders’ approval	1.4Persetujuan pemegang saham

Upon determination of the BoD that the Company is required to raise further funding, regardless of the form of funding, the BOD shall convene a shareholders’ meeting, conducted in accordance with the provisions of shareholders meeting in Schedule 2, to seek approval from the Shareholders on the funding structure and related item thereof.

Setelah Direksi menetapkan bahwa Perusahaan diharuskan untuk memperoleh pendanaan lebih lanjut, terlepas dari bentuk pendanaannya, Direksi akan menyelenggarakan rapat pemegang saham, yang diselenggarakan sesuai dengan ketentuan rapat pemegang saham dalam Lampiran 2, untuk meminta persetujuan dari Pemegang Saham tentang struktur pendanaan dan hal-hal yang terkait dengannya.

5.Accounts and Reports	5.Akuntansi dan Laporan

5.1Minutes and Records	1.1Berita Acara dan Catatan

The Company shall maintain proper, accurate and complete minutes of BOC and BOD meetings, accounting records, reports of key performance indicators and reports tracking the then approved Business Plan and the then approved Annual Budget and all other records relating to the conduct of its business in compliance with:

Perusahaan harus memelihara berita acara rapat Dewan Komisaris dan Direksi, catatan akuntansi, laporan indikator kinerja utama dan laporan yang melacak Rencana Bisnis yang tepat, akurat serta lengkap yang kemudian disetujui dan Anggaran Tahunan yang kemudian disetujui dan semua catatan lain yang berkaitan dengan pelaksanaan bisnisnya sesuai dengan:

5.1.1all applicable Laws; and	1.1.1semua Hukum yang berlaku; dan

5.1.2PSAK (or equivalent applicable generally accepted accounting standards).	1.1.2PSAK (atau standar akuntansi berlaku umum yang setara).

5.2Audit and Access to Records	1.2Audit dan Akses kepada Pembukuan

The accounts of the Company shall be audited by the external auditors of the Company for the time being and a set of the accounts and other records shall be kept at the principal place of business of the Company or at such other place that the Company may notify in writing to the Shareholders. Each Shareholder and its authorised Representatives shall have full access to all such records and accounts at all reasonable times and will have the right to inspect the same and make copies of any such records and accounts, provided that Clause 8 shall apply to such access and inspection.

Akuntansi Perusahaan akan diaudit oleh auditor eksternal Perusahaan untuk sementara waktu dan satu set akuntansi dan pembukuan lainnya harus disimpan di kantor utama usaha Perusahaan atau di tempat lain yang dapat diberitahukan oleh Perusahaan secara tertulis kepada Pemegang Saham. Setiap Pemegang Saham dan Perwakilannya yang sah harus memiliki akses penuh ke semua pembukuan dan akuntansi tersebut pada setiap waktu yang wajar dan akan memiliki hak untuk memeriksa hal yang sama dan membuat salinan dari pembukuan dan akuntansi tersebut, dengan ketentuan bahwa Klausul 8 berlaku untuk akses dan pemeriksaan tersebut.

6.Representations and Warranties	6.Pernyataan dan Jaminan

6.1Mutual Representations and Warranties	1.1Pernyataan dan Jaminan Bersama

Each Party represents and warrants to the other Parties as at the date hereof and on the Effective Date that:	Masing-masing Pihak menyatakan dan menjamin kepada Para Pihak lainnya pada tanggal Perjanjian ini dan pada Tanggal Efektif bahwa:

6.1.1it is a company duly incorporated and validly existing under its laws of incorporation;	1.1.1Pihaknya adalah perusahaan yang didirikan dan secara sah berdiri berdasarkan hukum negara pendiriannya;

6.1.2it has full power and authority to enter into and deliver, and perform its obligations under, this Agreement;	1.1.2Pihaknya memiliki kekuasaan dan wewenang penuh untuk mengadakan dan menyerahkan, serta melaksanakan kewajibannya berdasarkan, Perjanjian ini;

6.1.3it has taken all necessary actions to authorise its entry into and delivery of, and performance of its obligations under, this Agreement;	1.1.3Pihaknya telah mengambil semua tindakan yang diperlukan untuk mengizinkan masuknya dan penyerahan, dan pelaksanaan kewajibannya berdasarkan, Perjanjian ini;

6.1.4all approvals, authorisations, consents, clearances, orders, registrations, qualifications, actions, conditions and things required to be taken, fulfilled and done in order:	1.1.4semua persetujuan, otorisasi, kesepakatan, izin, perintah, pendaftaran, kualifikasi, tindakan, persyaratan dan hal-hal yang diperlukan untuk diambil, dipenuhi dan dilakukan dalam rangka:

(i)to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under this Agreement; and	(i)untuk memungkinkannya secara sah mengadakan, menggunakan haknya dan melaksanakan serta mematuhi kewajibannya berdasarkan Perjanjian ini; dan

(ii)to ensure that those obligations are valid, legally binding and enforceable,	(ii)untuk memastikan bahwa kewajiban tersebut sah, mengikat secara hukum dan dapat dilaksanakan,

(iii)have been taken, fulfilled and done and have been obtained and are in full force and effect;	(iii)telah diambil, dipenuhi dan dilakukan dan telah diperoleh serta memiliki kekuatan dan keberlakuan penuh;

6.1.5its obligations under this Agreement are valid, legally binding and enforceable obligations;	1.1.5kewajibannya berdasarkan Perjanjian ini adalah kewajiban yang sah, mengikat secara hukum, dan dapat dilaksanakan

6.1.6the entry into, exercise of the rights or performance of or compliance with its obligations under this Agreement do not and will not:	1.1.6penandatanganan, pelaksanaan hak atau kinerja atau kesesuaian dengan kewajibannya berdasarkan Perjanjian ini tidak dan tidak akan:

(i)violate any law, regulation, judgment, order or decree of any court of competent jurisdiction or governmental body having jurisdiction over it which is binding on it or its assets;
(i)melanggar hukum, peraturan, putusan, perintah atau keputusan pengadilan mana pun dari yurisdiksi yang kompeten atau badan pemerintah yang memiliki yurisdiksi atasnya yang mengikat Perusahaan atau asetnya;

(ii)conflict with or result in a breach of or constitute a default under its constitutive documents or any agreement to which it is a party or which is binding on it or its assets; or
(ii)bertentangan dengan atau mengakibatkan pelanggaran atau merupakan wanprestasi berdasarkan dokumen konstitutifnya atau perjanjian apa pun di mana ia menjadi salah satu pihak atau yang mengikat Perusahaan atau asetnya; atau

(iii)result in the existence of, or oblige it to create, any security over any of its assets;	(iii)mengakibatkan adanya, atau mewajibkannya untuk membuat, jaminan apa pun atas asetnya;

6.1.7no Proceeding is pending or, so far as it is aware, threatened against it which would reasonably be expected to:	1.1.7tidak ada Proses Hukum yang tertunda atau, sejauh yang diketahui, dikenakan ancaman kepada Perusahaan yang secara wajar diprediksi akan:

(i)result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the performance by it of its obligations under this Agreement; or	(i)mengakibatkan dikeluarkannya perintah untuk menahan, memerintahkan atau melarang atau membuat pelaksanaan kewajiban oleh Perusahaan menjadi ilegal berdasarkan Perjanjian ini; atau

(ii)have the effect of delaying, frustrating or preventing it from performing its obligations under this Agreement; and	(ii)memiliki efek menunda, membuat frustrasi, atau mencegahnya melakukan kewajibannya berdasarkan Perjanjian ini; dan

6.1.8no Insolvency Event has occurred and is continuing in relation to it.	1.1.8tidak ada Peristiwa Kepailitan yang terjadi dan sedang berlangsung sehubungan dengan hal tersebut.

7.Duration and Termination	7.Jangka Waktu dan Pengakhiran

7.1Duration	1.1Jangka Waktu

This Agreement shall take effect from the Effective Date and continue thereafter without limit in point of time, but subject to termination in accordance with Clause 7.2.	Perjanjian ini akan berlaku sejak Tanggal Efektif dan berlanjut setelahnya tanpa batasan waktu, tetapi tunduk pada pengakhiran sesuai dengan Klausul 7.2.

7.2Grounds of Termination	1.2Dasar Pengakhiran

This Agreement may be terminated:	Perjanjian ini dapat diakhiri:

7.2.1by the mutual agreement of all Parties and on the date specified in the relevant agreement;	1.1.1dengan kesepakatan bersama dari semua Pihak dan pada tanggal yang ditentukan dalam perjanjian yang terkait;

7.2.2upon the commencement of the Winding-up of the Company; or	1.1.2pada saat dimulainya Pembubaran Perusahaan; atau

7.2.3with respect to any Shareholder, upon the completion of the Transfer by that Shareholder of all its Shares in accordance with this Agreement, provided that:	1.1.3sehubungan dengan setiap Pemegang Saham, setelah selesainya Transfer oleh Pemegang Saham tersebut atas seluruh Sahamnya sesuai dengan Perjanjian ini, dengan ketentuan bahwa:

(i)that Shareholder shall remain bound by the Surviving Provisions; and	(i)bahwa Pemegang Saham akan tetap terikat dengan Ketentuan yang Bertahan; dan

(ii)If following such Transfer there remain two or more Shareholders bound by the provisions of this Agreement (in addition to the Surviving Provisions), this Agreement shall continue in full force and effect as between such remaining Shareholders.

(ii)Jika setelah Pengalihan tersebut masih ada dua atau lebih Pemegang Saham yang terikat oleh ketentuan-ketentuan Perjanjian ini (selain Ketentuan yang Bertahan), Perjanjian ini akan terus berlaku penuh dan berlaku antara Pemegang Saham yang tersisa tersebut.

7.3Consequences of Termination	1.3Konsekuensi Pengakhiran

Upon the termination of this Agreement, no Party shall have any claim against any other Party under this Agreement, except for any claim arising from any breaches by such other Party of:
Setelah pengakhiran Perjanjian ini, tidak ada Pihak yang akan memiliki klaim apa pun terhadap Pihak lain mana pun berdasarkan Perjanjian ini, kecuali untuk klaim apa pun yang timbul dari pelanggaran oleh Pihak lain tersebut atas:

7.3.1this Agreement on or prior to such termination; or	1.1.1Perjanjian ini pada atau sebelum pengakhiran tersebut; atau

7.3.2the Surviving Provisions after such termination.	1.1.2Ketentuan Yang Bertahan setelah pengakhiran tersebut.

8.Confidentiality	8.Kerahasiaan

8.1Confidentiality Restrictions	1.1Ketentuan Kerahasiaan

Subject to Clause 8.2, each Party shall:	Tunduk pada Klausul 8.2, setiap Pihak wajib:

8.1.1keep confidential all, and shall not disclose to any Person any, Confidential Information; and	1.1.1menjaga kerahasiaan semua, dan tidak akan mengungkapkan Informasi Rahasia apa pun kepada Badan manapun; dan

8.1.2not use any Confidential Information other than for the purpose of exercising its rights and performing its obligations under this Agreement.	1.1.2tidak menggunakan Informasi Rahasia apa pun selain untuk tujuan menjalankan haknya dan melaksanakan kewajibannya berdasarkan Perjanjian ini.

8.2Exceptions	1.2Pengecualian

Clause 8.1 shall not prohibit disclosure or use of any Confidential Information if and to the extent:	Klausul 8.1 tidak akan melarang pengungkapan atau penggunaan Informasi Rahasia apa pun jika dan sejauh:

8.2.1the disclosure or use is reasonably necessary or appropriate or required by such Party or its Affiliates under applicable Laws (including the rules of any recognised stock exchange on which the disclosing Party or any of its Affiliates is listed) or in connection with such Party or its Affiliates being or becoming a publicly traded company or listing its securities on a regulated exchange;

1.1.1pengungkapan atau penggunaan tersebut secara wajar diperlukan atau sesuai atau diperlukan oleh Pihak tersebut atau Afiliasinya berdasarkan Hukum yang berlaku (termasuk aturan dari setiap bursa efek yang diakui di mana Pihak pengungkap atau Afiliasinya terdaftar) atau sehubungan dengan Pihak tersebut atau afiliasinya yang sedang atau menjadi perusahaan publik atau mencatatkan efeknya pada bursa yang diatur;

8.2.2the disclosure or use is required by any Governmental Authority having jurisdiction or supervisory authority over the affairs of the disclosing Party or any of its Affiliates;	1.1.2pengungkapan atau penggunaan diperlukan oleh Otoritas Pemerintah yang memiliki yurisdiksi atau otoritas pengawasan atas urusan Pihak yang mengungkapkan atau Afiliasinya;

8.2.3the disclosure is made to a Tax authority in connection with the Tax affairs of the disclosing Party or any of its Affiliates;	1.1.3pengungkapan dilakukan kepada otoritas Pajak sehubungan dengan urusan Pajak Pihak pengungkap atau Afiliasinya;

8.2.4the disclosure or use is required for the purpose of any Proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement to which the disclosing Party or any of its Affiliates is a party;

1.1.4pengungkapan atau penggunaan diperlukan untuk tujuan setiap Proses Hukum yang timbul dari Perjanjian ini atau perjanjian lain apa pun yang dibuat berdasarkan atau berdasarkan Perjanjian ini di mana Pihak pengungkap atau Afiliasinya adalah salah satu pihak;

8.2.5the disclosure is made to the Representatives of the disclosing Party who have a need to know the relevant information in the ordinary course of their duties or for the purposes of the transactions contemplated by this Agreement, provided that such disclosure is made subject to compliance by such Representatives with confidentiality obligations on terms substantially similar to the provisions of this Clause 8;

1.1.5pengungkapan dilakukan kepada Perwakilan dari Pihak yang mengungkapkan yang memiliki kebutuhan untuk mengetahui informasi yang terkait dalam pelaksanaan tugas biasa mereka atau untuk tujuan transaksi yang diatur dalam Perjanjian ini, dengan ketentuan bahwa pengungkapan tersebut dilakukan dengan tunduk pada kepatuhan oleh Perwakilan dengan kewajiban kerahasiaan dengan persyaratan yang secara substansial mirip dengan ketentuan Klausul 8 ini;

8.2.6the disclosure is made to such Affiliate of the disclosing Party to whom information is reported in the ordinary course for the purpose of preparing consolidated financial statements, Tax filings or risk management;

1.1.6pengungkapan dilakukan kepada Afiliasi dari Pihak pengungkap yang kepadanya informasi dilaporkan dalam kegiatan biasa untuk tujuan penyusunan laporan keuangan konsolidasi, pelaporan Pajak atau manajemen risiko;

8.2.7such information is or becomes publicly available (other than by breach of this Agreement);	1.1.7informasi tersebut tersedia atau menjadi tersedia untuk umum (selain karena pelanggaran Perjanjian ini);

8.2.8all other Parties have given their prior written approval to the disclosure or use; or	1.1.8semua Pihak lain telah memberikan persetujuan tertulis sebelumnya atas pengungkapan maupun penggunaan; atau

8.2.9such information is independently developed by the relevant Party,	1.1.9informasi tersebut dikembangkan secara independen oleh Pihak terkait,

provided that prior to disclosure or use of any information required pursuant to Clauses 8.2.1 to 8.2.9, the disclosing Party shall promptly notify the other Parties of such requirement.
dengan ketentuan bahwa sebelum pengungkapan atau penggunaan informasi apa pun yang diperlukan sesuai dengan Klausul 8.2.1 hingga 8.2.9, Pihak yang mengungkapkan harus segera memberi tahu Pihak lain tentang persyaratan tersebut.

8.3Return of Confidential Information	1.3Pengembalian Informasi Rahasia

If a Shareholder ceases to be a Party to this Agreement and holds any Confidential Information belonging to any other Shareholder or any Group Company, it shall promptly upon written request by such other Shareholder or the Company return to such Person, or, as such Person may direct, destroy (to the extent reasonably practicable) all such Confidential Information, all materials containing such Confidential Information and all copies thereof, provided that it may retain any such information or material if so required:

Jika salah satu Pemegang Saham berhenti menjadi Pihak dalam Perjanjian ini dan memiliki Informasi Rahasia milik Pemegang Saham lain atau Grup Perusahaan mana pun, informasi tersebut harus segera, atas permintaan tertulis dari Pemegang Saham lain tersebut atau Perusahaan, mengembalikannya kepada Pihak tersebut, atau, sebagaimana Pihak tersebut dapat mengarahkan, memusnahkan (sejauh dapat dilakukan secara wajar) semua Informasi Rahasia tersebut, semua materi yang mengandung Informasi Rahasia tersebut dan semua salinannya, dengan ketentuan bahwa informasi atau materi tersebut dapat disimpan jika diperlukan:

8.3.1by any Laws applicable to it or any of its Affiliates;	1.1.1oleh Hukum apa pun yang berlaku untuknya atau Afiliasinya;

8.3.2by any Governmental Authority having jurisdiction or supervisory authority over its or its Affiliates’ affairs; or	1.1.2oleh Otoritas Pemerintah mana pun yang memiliki yurisdiksi atau otoritas pengawasan atas urusan Afiliasinya; atau

8.3.3in accordance with its or its Affiliates’ internal policies as to the retention of documents, consistently applied.	1.1.3sesuai dengan kebijakan internal Afiliasinya mengenai penyimpanan dokumen, diterapkan secara konsisten.

8.4Ownership of Confidential Information	1.4Kepemilikan Informasi Rahasia

8.4.1Any Confidential Information disclosed by one Party to any other Parties or any Group Company shall at all times remain, as between the Parties, the property of the disclosing Party.	1.1.1Setiap Informasi Rahasia yang diungkapkan oleh satu Pihak kepada Pihak lain atau Perusahaan Grup mana pun (di antara Para Pihak) akan tetap menjadi milik Pihak yang mengungkapkan.

8.4.2Nothing in this Agreement shall be construed as granting any license or any other rights with respect to any Party’s Confidential Information.	1.1.2Tidak ada dalam Perjanjian ini yang dapat ditafsirkan sebagai pemberian izin atau hak lain apa pun sehubungan dengan Informasi Rahasia Pihak mana pun.

9.Assignment	9.Pengalihan

1.1Restrictions on Assignment	1.1Pembatasan Pengalihan

No Party may assign or transfer any of its rights, benefits or obligations under or in connection with this Agreement to any other Person without the prior written consent of each Shareholder.
Tidak ada Pihak yang dapat mengalihkan atau memindah hak, manfaat, atau kewajibannya berdasarkan atau sehubungan dengan Perjanjian ini kepada Pihak lain mana pun tanpa persetujuan tertulis sebelumnya dari masing-masing Pemegang Saham.

10.Taxes	10.Pajak

1.1General	1.1Umum

Each Shareholder shall bear and pay all Taxes payable under applicable Laws in respect of any and all Shares Transferred to or by it.
Setiap Pemegang Saham akan menanggung dan membayar semua Pajak yang terutang berdasarkan Undang-undang yang berlaku sehubungan dengan setiap dan semua Saham yang Dialihkan kepada atau oleh Pemegang Saham tersebut.

1.2No Gross-Up	1.2Tanpa Gross-Up

If any Group Company is required to make any deduction or withholding in respect of any Distribution or any other payment to be made to such Group Company’s shareholders on account of Tax, such Group Company shall not be required to pay any additional amount to such Group Company’s shareholders, whether so as to result in the amount actually received by such Group Company’s shareholders after such deduction or withholding being equal to the full amount of such Distributions or payments had there been no such deduction or withholding or otherwise.

Jika Perusahaan Grup mana pun diharuskan untuk melakukan pemotongan atau penahanan sehubungan dengan Distribusi atau pembayaran lain apa pun yang harus dilakukan kepada pemegang saham Perusahaan Grup tersebut dikarenakan Pajak, Perusahaan Grup tersebut tidak akan diminta untuk membayar jumlah tambahan apa pun kepada pemegang saham Perusahaan Grup tersebut, baik untuk menghasilkan jumlah yang sebenarnya diterima oleh pemegang saham Perusahaan Grup tersebut setelah pengurangan atau pemotongan tersebut sama dengan jumlah penuh dari Distribusi atau pembayaran tersebut seandainya tidak ada pengurangan atau pemotongan maupun sebaliknya.

11.Costs and Expenses	11.Biaya dan Pengeluaran

Each Party shall bear and pay the costs and expenses (including the fees and expenses of its own advisers) incurred by it in connection with the negotiation and entry into this Agreement.
Masing-masing Pihak akan menanggung dan membayar biaya dan pengeluaran (termasuk biaya dan pengeluaran penasihatnya sendiri) yang dikeluarkan olehnya sehubungan dengan negosiasi dan penandatanganan Perjanjian ini.

12.Notices	12.Pemberitahuan

1.1Communication Mode	1.1Mode Komunikasi

Any notice or other communication in connection with this Agreement (each, a “Notice”):	Setiap pemberitahuan atau komunikasi lain sehubungan dengan Perjanjian ini (masing-masing disebut “Pemberitahuan”):

1.1.1shall be in writing; and	1.1.1harus secara tertulis; dan

1.1.2may be given or made by delivering (by hand, pre-paid registered post or courier), e-mailing or faxing it to the following address, e-mail address or facsimile number, in each case marked for the attention of the person specified in Clause 12.2 (or at such other address, e-mail address or facsimile number and for the attention of such other person as each Party may notify to the other Parties in writing from time to time).

1.1.2dapat diberikan atau dibuat dengan mengirimkan (dengan tangan, pos prabayar terdaftar atau kurir), mengirim e-mail atau faks ke alamat berikut, alamat e-mail atau nomor faksimili, dalam setiap kasus ditandai untuk perhatian orang yang ditentukan dalam Klausul 12.2 (atau di alamat lain, alamat e-mail atau nomor faksimili dan untuk mendapat perhatian orang lain sebagaimana masing-masing Pihak dapat memberitahukan secara tertulis kepada Para Pihak lainnya dari waktu ke waktu).

1.2Contact Details	1.2Detail Kontak

A Notice to each Party shall be sent to the following address, or such other person or address as that Party may notify to the other Parties from time to time:	Pemberitahuan kepada masing-masing Pihak harus dikirim ke alamat berikut, atau orang atau alamat lain yang dapat diberitahukan oleh Pihak tersebut kepada Pihak lain dari waktu ke waktu:
PT Grab Teknologi Indonesia
Address / Alamat	South Quarter, Tower C, Floor 7 and Mezzanine Jl. R.A. Kartini Kav. 8, South Jakarta 12430
E-mail Address / Alamat Surel	legal.id@grabtaxi.com
Attention / Untuk Perhatian	Board of Directors / Direksi
PT Abhimata Anugrah Abadi
Address / Alamat	Menara Batavia Lantai 5 Jl. KH. Mas Mansyur Kav. 126 Karet Tengsin, Tanah Abang, Jakarta Pusat
E-mail Address / Alamat Surel	andya.d@gmail.com; legaldiv.matters@gmail.com
Attention / Untuk Perhatian	Andya Daniswara – Director / Direktur
PT Cakra Finansindo Investama
Address / Alamat	Axa Tower – Kuningan City, Lantai 32 Jl. Prof DR Satrio Kav. 18 Setia Budi, Jakarta Selatan 12930, Indonesia
E-mail Address / Alamat Surel	randy@cakrafinansindo.co.id
Attention / Untuk Perhatian	San Verandy Herveranto Kusuma

1.3Delivery	1.3Pengiriman

A Notice shall be effective upon receipt and shall be deemed to have been received and delivered:	Pemberitahuan akan berlaku setelah diterima dan dianggap telah diterima dan dikirimkan

1.1.148 hours after posting, if delivered by pre-paid registered post;	1.1.148 jam setelah pengiriman, jika dikirimkan melalui pos prabayar terdaftar;

1.1.2at the time of delivery, if delivered by hand or courier;	1.1.2pada saat pengiriman, jika dikirim dengan tangan atau kurir;

1.1.3one calendar day following the date of transmission, if delivered by e-mail; and	1.1.3satu hari kalender setelah tanggal pengiriman, jika dikirimkan melalui email; dan

1.1.4at the time shown in the transmission report as the time that the whole facsimile has been sent, if sent by facsimile.	1.1.4pada waktu yang tertera dalam laporan transmisi saat waktu pengiriman seluruh faksimili, jika dikirim melalui faksimili.

13.Governing Law and Dispute Resolution	13.Hukum yang Mengatur dan Penyelesaian Sengketa

1.1Governing Law	1.1Hukum yang Mengatur

This Agreement shall be governed by, and construed in accordance with, the Laws of the Republic of Indonesia.	Perjanjian ini diatur oleh dan ditafsirkan sesuai dengan Hukum Singapura.

1.2Arbitration	1.2Arbitrasi

1.1.1Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Indonesia in accordance with the Arbitration Rules of the Badan Arbitrase Nasional Indonesia (“BANI”) (“BANI Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this clause.

1.1.1Setiap perselisihan yang timbul dari atau sehubungan dengan Perjanjian ini, termasuk setiap pertanyaan mengenai keberadaannya, keabsahan atau pengakhirannya, akan dirujuk dan akhirnya diselesaikan melalui arbitrase di Indonesia sesuai dengan Peraturan Arbitrase Badan Arbitrase Nasional Indonesia (“BANI”) (“Aturan BANI”) untuk saat ini berlaku, aturan mana yang dianggap dimasukkan dengan referensi dalam klausa ini.

1.1.2The Tribunal shall consist of three arbitrators. If no agreement can be reached as to the appointment of the presiding arbitrator within the time period required by Rules, the presiding arbitrator shall be appointed by the Chairman of the BANI for the time being.

1.1.2Majelis pengadilan terdiri dari tiga arbiter. Jika tidak ada kesepakatan yang dapat dicapai mengenai penunjukan ketua arbiter dalam jangka waktu yang disyaratkan oleh Peraturan, ketua arbiter harus ditunjuk oleh Ketua Pengurus BANI untuk sementara waktu.

1.1.3The seat of arbitration shall be South Jakarta, Indonesia.	1.1.3Tempat kedudukan arbitrase adalah Jakarta Selatan, Indonesia.

1.1.4The arbitral award shall be final and binding upon all parties.	1.1.4Putusan arbitrase yang diberikan oleh arbiter bersifat final dan mengikat Para Pihak.

1.1.5The language of the arbitration shall be Englsih.	1.1.5Bahasa arbitrase adalah bahasa Inggris.

1.1.6Each Party irrevocably submits to the non-exclusive jurisdiction of the courts of the Republic of Indonesia to support and assist any arbitration pursuant to this Clause 13, including, if necessary, the grant of interlocutory relief pending the outcome of the arbitration.

1.1.6Masing-masing Pihak secara tidak dapat ditarik kembali tunduk pada yurisdiksi non-eksklusif pengadilan Singapura untuk mendukung dan membantu arbitrase apa pun sebagaimana diatur dalam Klausul 13 ini, termasuk, jika perlu, memberikan ganti rugi sementara sambil menunggu hasil arbitrase.

14.Other Provisions	14.Ketentuan Lainnya

1.1Further Assurance	1.1Jaminan lebih lanjut

Each Party shall, and shall use its reasonable endeavours to procure and ensure that any other Person shall, from time to time execute such documents and perform such acts and things as any other Party may reasonably require to give such other Party the full benefit of this Agreement.

Setiap Pihak harus, dan akan menggunakan upaya yang wajar untuk mendapatkan dan memastikan bahwa setiap Badan lain, dari waktu ke waktu akan menandatangani dokumen tersebut dan melakukan tindakan dan hal-hal yang secara wajar dapat diminta oleh Pihak lain untuk memberikan manfaat penuh dari Perjanjian ini kepada Pihak lain tersebut.

1.2Remedies	1.2Perbaikan

1.1.1Unless otherwise provided, the rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy otherwise provided by Law.	1.1.1Kecuali ditentukan lain, hak dan upaya perbaikan yang diberikan dalam Perjanjian ini bersifat kumulatif dan tidak eksklusif dari hak atau upaya hukum apa pun yang ditentukan lain oleh Hukum.

1.1.2Without prejudice to any other rights or remedies which a Party may have, the Parties acknowledge and agree that damages may not be an adequate remedy for any breach by any Party of its obligations under this Agreement and a Party is entitled to seek the remedies of injunction, specific performance and other equitable relief for any such threatened or actual breach.

1.1.2Tanpa mengurangi hak atau upaya hukum lain yang mungkin dimiliki oleh suatu Pihak, Para Pihak mengakui dan setuju bahwa ganti rugi atas kerugian mungkin bukan merupakan perbaikan yang memadai untuk setiap pelanggaran oleh Pihak mana pun atas kewajibannya berdasarkan Perjanjian ini dan suatu Pihak berhak untuk meminta pemulihan dari perintah pengadilan, kinerja khusus dan ganti rugi lain yang setara untuk setiap pelanggaran yang diprediksi atau nyata tersebut.

1.3Waiver	1.3Pengesampingan

1.1.1No exercise or failure to exercise or delay in exercising any right, power or privilege vested in any Party shall operate as a waiver thereof or of any other right, power or privilege, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

1.1.1Tidak ada pelaksanaan atau kegagalan melaksanakan atau menunda pelaksanaan hak, wewenang atau hak istimewa apa pun yang dimiliki oleh Pihak mana pun yang akan dianggap sebagai pengesampingan atasnya atau atas hak, wewenang maupun hak istimewa lainnya, juga tidak akan ada pelaksanaan tunggal atau sebagian dari hak, wewenang maupun hak istimewa apa pun yang menghalangi pelaksanaan lain atau lebih lanjut atau pelaksanaan hak, wewenang maupun hak istimewa lainnya.

1.1.2Any waiver by any Party of a breach of any provision of this Agreement shall not be considered as a waiver of any subsequent breach of the same or any other provision hereof.
1.1.2Pengesampingan apa pun oleh Pihak mana pun atas pelanggaran dari setiap ketentuan dalam Perjanjian ini tidak akan dianggap sebagai pengesampingan atas pelanggaran berikutnya atas ketentuan yang sama atau ketentuan lain apa pun di sini.

1.4Limitation of Liabilities	1.4Batasan Tanggung Jawab

1.1.1To the extent permissible by Laws, and except in the case of fraud, each Party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

1.1.1Sejauh diizinkan oleh Hukum, dan kecuali dalam kasus penipuan, masing-masing Pihak setuju dan mengakui bahwa satu-satunya hak dan upaya hukumnya sehubungan dengan representasi, jaminan, atau usaha apa pun yang dibuat atau diberikan sehubungan dengan Perjanjian ini adalah untuk pelanggaran persyaratan dari Perjanjian ini dengan mengesampingkan semua hak dan upaya hukum lainnya (termasuk yang dalam kesalahan atau timbul berdasarkan undang-undang).

1.1.2No Party shall have any liability to any other Party under this Agreement for or with respect to:	1.1.2Tidak ada Pihak yang memiliki kewajiban apa pun kepada Pihak lain mana pun berdasarkan Perjanjian ini untuk atau sehubungan dengan:

(i)any Loss arising out of or in connection with a breach of this Agreement that does not arise naturally or in the ordinary course of things from that breach; or	(i)setiap Kerugian yang timbul dari atau sehubungan dengan pelanggaran Perjanjian ini yang tidak timbul secara alami atau dalam hal biasa dari pelanggaran tersebut; atau

(ii)any loss of profit, loss of reputation or goodwill, loss or denial of business or business opportunity or loss of anticipated savings arising out of or in connection with the performance of its obligations under this Agreement.

(ii)kehilangan keuntungan, kehilangan reputasi atau niat baik, kehilangan atau penolakan bisnis atau peluang bisnis atau kehilangan penghematan yang diantisipasi yang timbul dari atau sehubungan dengan pelaksanaan kewajibannya berdasarkan Perjanjian ini.

1.5Obligations Several	1.5Kewajiban Masing-Masing

The obligations of the Shareholders under this Agreement are several.	Kewajiban Pemegang Saham berdasarkan Perjanjian ini bersifat sendiri-sendiri.

1.6Severance	1.6Pemisahan

If any provision of this Agreement or part thereof is rendered void, illegal or unenforceable by any legislation to which it is subject, it shall be rendered void, illegal or unenforceable to that extent and it shall in no way affect or prejudice the enforceability of the remainder of such provision or the other provisions of this Agreement.

Jika ada ketentuan dalam Perjanjian ini atau bagiannya yang menjadi batal, tidak sah, atau tidak dapat dilaksanakan oleh undang-undang mana pun yang menjadi subjeknya, maka ketentuan tersebut akan dianggap batal, tidak sah, atau tidak dapat dilaksanakan sejauh hal tersebut sama sekali tidak akan mempengaruhi atau mengurangi keberlakuan sisa dari ketentuan tersebut atau ketentuan lain dari Perjanjian ini.

1.7Variation	1.7Perubahan

1.1.1No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each Significant Shareholder.	1.1.1Tidak ada perubahan dari Perjanjian ini yang akan berlaku kecuali secara tertulis dan ditandatangani oleh atau atas nama masing-masing Pemegang Saham signifikan.

1.1.2Notwithstanding the foregoing, no variation of any provision in this Agreement that adversely affects a Shareholder in any manner that is materially different from the effect of such amendment on the rights of the Significant Shareholders (solely in their capacity as such) shall be effected without the prior written consent of such Shareholder.

1.1.2Meskipun demikian, tidak ada perubahan dari ketentuan apa pun dalam Perjanjian ini yang merugikan Pemegang Saham dengan cara apa pun yang secara material berbeda dari dampak perubahan tersebut terhadap hak-hak Pemegang Saham Berpengaruh (semata-mata dalam kapasitas mereka) yang akan berlaku tanpa persetujuan tertulis sebelumnya dari Pemegang Saham tersebut.

1.1.3Any variation of this Agreement shall be made in writing, be executed by each Significant Shareholder or Shareholder (as the case may be) and be delivered by each Significant Shareholder or Shareholder to the other Significant Shareholders or Shareholders (as the case may be).

1.1.3Setiap perubahan dari Perjanjian ini harus dibuat secara tertulis, ditandatangani oleh masing-masing Pemegang Saham Berpengaruh atau Pemegang Saham (sesuai dengan keadaannya) dan disampaikan oleh masing-masing Pemegang Saham Berpengaruh atau Pemegang Saham kepada Pemegang Saham atau Pemegang Saham Berpengaruh lainnya (bilamana hal tersebut terjadi).

1.1.4Any purported variation of this Agreement in violation of this Clause 14.7 shall be void and unenforceable.	1.1.4Setiap perubahan yang dimaksudkan dari Perjanjian ini yang melanggar Klausul 14.7 ini akan batal dan tidak dapat dilaksanakan.

1.8Entire Agreement	1.8Keseluruhan Perjanjian

This Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement:	Perjanjian ini memuat seluruh perjanjian antara Para Pihak yang berkaitan dengan pokok bahasan Perjanjian ini:

1.1.1to the exclusion of any terms implied by Law which may be excluded by contract; and	1.1.1dengan mengesampingkan persyaratan tersirat oleh Hukum yang dapat dikecualikan oleh kontrak; dan

1.1.2supersedes any previous written or oral agreement between any of the Parties (or their Affiliates) in relation to the matters dealt with in this Agreement.	1.1.2menggantikan perjanjian tertulis atau lisan sebelumnya antara salah satu Pihak (atau Afiliasinya) sehubungan dengan hal-hal yang diatur dalam Perjanjian ini.

1.9No Partnership	1.9Tidak ada Kemitraan

Nothing in this Agreement shall be deemed to create any partnership between the Shareholders. No Shareholder has the power or the right to bind or commit any other Shareholder or the Company.
Tidak ada satu pun dalam Perjanjian ini yang dianggap membangun kemitraan apa pun di antara para Pemegang Saham. Tidak ada Pemegang Saham yang memiliki kuasa atau hak untuk mengikat atau melibatkan Pemegang Saham lain atau Perusahaan.

1.10No Third Party Rights	1.10Hak-Hak Pihak Ketiga

A person who is not a Party to this Agreement has no right to enforce any term of this Agreement.	Seseorang yang bukan merupakan salah satu Pihak dalam Perjanjian ini tidak berhak untuk memberlakukan ketentuan apa pun dari Perjanjian ini.

1.11Signing by Counterparts	1.11Penandatanganan Terpisah

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same document. Each Party may sign this Agreement by signing any such counterpart.

Perjanjian ini dapat dibuat dalam sejumlah salinan, yang semuanya secara bersama-sama merupakan satu dan dokumen yang sama. Masing-masing Pihak dapat menandatangani Perjanjian ini dengan menandatangani salinan tersebut.

1.12Waiver of Requirement of any Judicial Approval for Termination	1.12Pengesampingan Persyaratan Putusan Yudisial untuk Pengakhiran

The Parties agree to waive Article 1266 of the Indonesian Civil Code (Kitab Undang-Undang Hukum Perdata) to the extent that prior judicial approval is required for the cancellation or termination of this Agreement.
Para Pihak setuju untuk mengesampingkan Pasal 1266 Kitab Undang-Undang Hukum Perdata Indonesia sepanjang diperlukan persetujuan pengadilan sebelumnya untuk pembatalan atau pengakhiran Perjanjian ini.

1.13English Language to Prevail	1.13Bahasa Inggris yang Berlaku

1.1.1This Agreement is entered into in bilingual version of English and Indonesian language and each Party confirms that it has read and fully understood the content and consequences of this Agreement and has no objection to this Agreement being written, and entered into in bilingual version.

1.1.1Perjanjian ini dibuat dalam versi dwibahasa, yaitu bahasa Inggris dan bahasa Indonesia dan masing-masing Pihak menegaskan bahwa pihaknya telah membaca dan memahami sepenuhnya isi dan konsekuensi dari Perjanjian ini dan tidak berkeberatan terhadap Perjanjian ini yang ditulis, dan ditandatangani, dalam versi dwibahasa.

1.1.2In the event of any inconsistency or difference in interpretation between the Bahasa Indonesia version and the English version, the English version shall prevail and the Indonesia language version will be deemed to be amended to conform with and to be consistent with the relevant English version.

1.1.2Dalam hal terjadi inkonsistensi atau perbedaan interpretasi antara versi Bahasa Indonesia dan versi Bahasa Inggris, versi Bahasa Inggris yang akan berlaku dan versi Bahasa Indonesia akan dianggap diubah agar sesuai dengan dan konsisten dengan versi Bahasa Inggris yang terkait.

1.1.3The Parties agree and undertake that they will not (and will not allow or assist any other Parties to) in any manner or forum, challenge the validity of, or raise or file any objection to, the transaction or this Agreement on the basis of any failure to comply with Law 24.

1.1.3Para Pihak setuju dan berjanji bahwa mereka tidak akan (dan tidak akan mengizinkan atau membantu Pihak lain untuk) dengan cara atau forum apa pun, menentang keabsahan, atau mengemukakan atau mengajukan keberatan apa pun terhadap, transaksi atau Perjanjian ini berdasarkan kegagalan untuk mematuhi UU 24.

Schedule 1
Shareholding Structure on the Effective Date

Shareholders Pemegang Saham	Number of Shares Jumlah Saham		Shareholding Percentage Persentase Kepemilikan Saham (%)
	Class A Shares Saham Kelas A	Class B Shares Saham Kelas B
GTI	107,118	6,000	82.8
AAA	14,000	3,000	12.5
CFI	-	6,441	4.7
TOTAL	121,118	15,441	100

Schedule 2 Shareholders’ Meeting	Lampiran 2 Rapat Pemegang Saham

1.Shareholders’ Meeting	1. Rapat Pemegang Saham

(a)The Shareholders shall meet at least once a calendar year.	(a)Para Pemegang Saham harus mengadakan rapat sekurang-kurangnya sekali dalam satu tahun kalender.

(b)(i) Any Director or Commissioner may at any time and from time to time call for a Shareholders’ meeting; and	(b)(i) Setiap Direktur atau Komisaris dapat setiap saat dan dari waktu ke waktu menelepon; dan

(ii)    any Director or Commissioner shall, within five Business Days upon receiving a written request by a Shareholder holding not less than 10% of all the outstanding Shares as at the time it wishes to call a Shareholders’ Meeting;

(ii)setiap Direktur atau Komisaris, dalam waktu lima Hari Kerja setelah menerima permintaan tertulis dari Pemegang Saham yang memiliki tidak kurang dari 10% dari seluruh Saham yang beredar pada saat akan mengadakan Rapat Pemegang Saham, meminta pengadaan,

call a Shareholders’ Meeting by giving notice in accordance with paragraph 1(c).	Rapat Umum Pemegang Saham dengan memberikan pemberitahuan sesuai dengan ayat 1(c).

(c)Notice of any Shareholders’ Meeting shall (unless waived by all the Shareholders in writing):	(c)Pemberitahuan Rapat Pemegang Saham (kecuali dikesampingkan oleh semua Pemegang Saham secara tertulis) harus:

(i)be given to each Shareholder;	(i)diberikan kepada setiap Pemegang Saham;

(ii)unless a longer notice period is required by applicable Laws, be given not less than 14 days prior to (and excluding) the date of the relevant meeting;	(ii)kecuali periode pemberitahuan yang lebih lama diwajibkan oleh Hukum yang berlaku, diberikan tidak kurang dari 14 hari sebelum (dan tidak termasuk) tanggal pertemuan yang terkait;

(iii)specify the date, time and place of the relevant meeting; and	(iii)menentukan tanggal, waktu dan tempat pertemuan yang terkait; dan

(iv)include an agenda or brief description of the matters to be discussed at the relevant meeting.	(iv)mencantumkan agenda atau uraian singkat tentang hal-hal yang akan dibahas dalam rapat terkait.

(d)Each Shareholder shall be entitled to attend and speak at each Shareholders’ Meeting.	(d)Setiap Pemegang Saham berhak untuk hadir dan berbicara dalam setiap Rapat Umum Pemegang Saham

(e)(i) The quorum for a Shareholders’ Meeting as initially scheduled shall be:	(e)(i) Kuorum Rapat Umum Pemegang Saham yang dijadwalkan semula adalah:

(x)subject to paragraph 1(e)(i)(y), such number of Shareholders holding or representing a simple majority of all the outstanding Shares as at as at the date of the relevant meeting (or a higher quorum as may be required by Law); and

(x)    tunduk pada ketentuan ayat 1(e)(i)(y), jumlah Pemegang Saham yang memiliki atau mewakili mayoritas sederhana dari semua Saham yang beredar pada tanggal rapat terkait (atau kuorum yang lebih tinggi yang mungkin diwajibkan oleh Hukum); dan

(y)in relation to a resolution tabled at a Shareholders’ Meeting relating to those matters listed in Clause 3.1, such number of Shareholders holding or representing a simple majority of all the outstanding Shares as at as at the date of the relevant meeting (or a higher quorum as may be required by Law) and GTI’s representative.

(y)sehubungan dengan keputusan yang diajukan dalam Rapat Umum Pemegang Saham sehubungan dengan hal-hal yang tercantum dalam Klausul 3.1, jumlah Pemegang Saham yang memegang atau mewakili mayoritas sederhana dari semua Saham yang beredar pada tanggal rapat yang bersangkutan (atau kuorum yang lebih tinggi sebagaimana disyaratkan oleh Hukum) dan perwakilan GTI.

(ii)    If a quorum is not present at any initially scheduled Shareholders’ Meeting within 30 minutes after the time specified for such meeting to commence, suh meeting shall be adjourned to the date falling no earlier than 10 calendar days and no later than 21 calendar days after the date initially scheduled for such meeting and notice of the adjourned meeting and its date, time and place shall be given to each Shareholder in accordance with paragraph 1(c).

(ii)Jika kuorum tidak hadir pada Rapat Pemegang Saham yang dijadwalkan semula dalam waktu 30 menit setelah waktu yang ditentukan untuk memulai rapat tersebut, rapat tersebut akan ditunda hingga tanggal yang jatuh tidak lebih cepat dari 10 hari kalender dan paling lambat 21 kalender hari setelah tanggal yang semula dijadwalkan untuk rapat tersebut dan pemberitahuan tentang rapat yang ditunda serta tanggal, waktu dan tempatnya akan diberikan kepada setiap Pemegang Saham sesuai dengan ayat 1(c).

(f)The quorum for a Shareholders’ Meeting which has been adjourned in accordance with paragraph 1(e) shall be:	(f)Kuorum Rapat Umum Pemegang Saham yang ditunda sesuai dengan ayat 1(e) harus:

(i)subject to paragraph 1(f)(ii), such number of Shareholders holding or representing any number of the outstanding Shares as at as at the date of the relevant meeting (or a higher quorum as may be required by Law); and

(i)tunduk pada ayat 1(f)(ii), jumlah Pemegang Saham yang memegang atau mewakili sejumlah Saham yang beredar pada tanggal rapat yang bersangkutan (atau kuorum yang lebih tinggi sebagaimana disyaratkan oleh Undang-undang); dan

(ii)in relation to a resolution tabled at a Shareholders’ Meeting relating to those matters listed in Clause 3.1, such number of Shareholders holding or representing any number of the outstanding Shares as at as at the date of the relevant meeting (or a higher quorum as may be required by Law) and GTI’s representative.

(ii)sehubungan dengan keputusan yang diajukan dalam Rapat Pemegang Saham mengenai hal-hal yang tercantum dalam Klausul 3.1, jumlah Pemegang Saham yang memegang atau mewakili sejumlah Saham yang beredar pada tanggal rapat yang bersangkutan (atau lebih tinggi kuorum sebagaimana disyaratkan oleh Hukum) dan perwakilan Grab.

(g)At any Shareholders’ Meeting or adjourned Shareholders’ Meeting, each Shareholder present shall be entitled to cast a vote.	(g)Dalam setiap Rapat Pemegang Saham atau Rapat Pemegang Saham yang ditunda, setiap Pemegang Saham yang hadir berhak mengeluarkan suara.

(h)All resolutions and decisions of the Shareholders at any Shareholders’ Meeting or adjourned Shareholders’ Meeting shall (unless a higher majority is required by applicable Laws):
(h)Semua keputusan dan keputusan Pemegang Saham pada setiap Rapat Umum Pemegang Saham atau Rapat Pemegang Saham yang ditunda (kecuali jika mayoritas lebih tinggi disyaratkan oleh Undang-Undang yang berlaku):

(i)subject to paragraphs 1(i)(ii), be passed or approved by a simple majority vote of all the Shares present and voted at the relevant meeting;	(i)tunduk pada ayat 1(i)(ii), disahkan atau disetujui dengan suara mayoritas sederhana dari semua Saham yang hadir dan memberikan suara pada rapat terkait;

(ii)In the case where such resolution or decision relates those matters listed in Clause 3.1, be passed or approved by a simple majority vote of all the Shares present and voted at the relevant meeting, which majority vote shall include the affirmative vote of GTI’s representative; and

(ii)Dalam hal putusan atau keputusan tersebut berkaitan dengan hal-hal yang tercantum dalam Klausul 3.1, disahkan atau disetujui dengan suara mayoritas sederhana dari semua Saham yang hadir dan memberikan suara pada rapat terkait, suara mayoritas yang harus mencakup persetujuan dari perwakilan Grab ; dan

(i)(i)    The Shareholders may participate in any Shareholders’ Meeting or adjourned Shareholders’ Meeting by means of a conference telephone or a video conference telephone or similar communications equipment by which all Persons participating in the meeting are able to hear and be heard by all other participants without the need for a Shareholder to be in the physical presence of another Shareholder. Any Shareholder so participating shall be deemed to be present in person at, and be counted as part of the quorum for, such meeting.

(i)(i)     Para Pemegang Saham dapat berpartisipasi dalam setiap Rapat Pemegang Saham atau Rapat Pemegang Saham yang ditunda melalui telepon konferensi atau telepon konferensi video atau peralatan komunikasi serupa sehingga dapat mendengar dan didengar oleh semua oleh semua peserta lain tanpa perlu kehadiran fisik seorang Pemegang Saham di tengah Pemegang Saham lainnya yang hadir. Setiap Pemegang Saham yang ikut serta akan dianggap hadir secara langsung, dan dihitung sebagai bagian dari kuorum untuk rapat tersebut.

(ii)    A meeting conducted by means of a conference telephone or a video conference telephone or similar communications equipment as aforesaid is deemed to be held at the place agreed upon by the Shareholders attending the meeting, provided that at least one of such holder present at the meeting was at that place for the duration of the meeting.

(ii)Rapat yang dilakukan melalui telepon konferensi atau telepon konferensi video atau alat komunikasi sejenis tersebut di atas dianggap diadakan di tempat yang disepakati oleh para Pemegang Saham yang menghadiri rapat, dengan ketentuan bahwa sekurang-kurangnya salah satu dari pemegang saham tersebut hadir di tempat selama pertemuan berlangsung.

2.Resolutions in Writing	2. Keputusan secara Tertulis

A resolution in writing of the Shareholders relating to:	Keputusan tertulis para Pemegang Saham sehubungan dengan:

(a)subject to paragraph 2(b), any matter shall, if signed by all the Shareholders at the date of such resolution; and	(a)sebagaimana sesuai dengan ketentuan ayat 2(b), jika ditandatangani oleh semua Pemegang Saham pada tanggal keputusan tersebut dibuat; dan

(b)be as valid and effectual as if it had been passed at a Shareholders’ Meeting or adjourned Shareholders’ Meeting. Any such resolution may consist of several documents in like form, each signed by one or more Shareholders.

(b)tetap sah dan berlaku seolah-olah telah disahkan dalam Rapat Pemegang Saham atau Rapat Pemegang Saham yang ditunda. Setiap keputusan tersebut dapat terdiri dari beberapa dokumen dalam bentuk yang sama, masing-masing ditandatangani oleh satu atau lebih Pemegang Saham.

In witness whereof this Agreement has been entered into on the date stated at the beginning.	Demikianlah, Perjanjian ini telah ditandatangani pada tanggal yang disebutkan di awal.

PT GRAB TEKNOLOGI INDONESIA

By / Oleh: ____/s/ Neneng Meity Goenadi______________________________
Name / Nama    :    Neneng Meity Goenadi
Title / Jabatan    :    President Director / Direktur Utama

PT ABHIMATA ANUGRAH ABADI

By / Oleh: ___/s/ Andya Daniswara ________________________________
Name / Nama    :    Andya Daniswara
Title / Jabatan    :    Director / Direktur

PT CAKRA FINANSINDO INVESTAMA

By / Oleh: ____/s/ San Verandy Herveranto Kusuma__________________
Name / Nama    :    San Verandy Herveranto Kusuma
Title / Jabatan    :    Director / Direktur